EXHIBIT 99.1

Steelcase Strengthens Global Position

Leadership Change Signals Increased Global Integration

GRAND RAPIDS, Mich., Jan. 5, 2011 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS), the global leader in the office furniture industry, today announces organizational changes to strengthen its position as a globally integrated enterprise.

Jim Keane, president of the Steelcase Group, is assuming leadership of the Steelcase brand across the Americas and EMEA (Europe, the Middle East and Africa), which includes overseeing all product design and development, engineering, marketing and sales.  Jim Mitchell, president of Steelcase International, will retain responsibility for sales and distribution across EMEA and will report to Jim Keane.

Steelcase president and CEO Jim Hackett stated, "Steelcase recognizes the need to move toward a business model known as a globally-integrated enterprise. We are well positioned to achieve this, because we can leverage our strong regional presence, while exploiting our global reach." Mr. Hackett added, "We want to create a more agile and connected organization that is the undisputed supplier of choice for global customers, while continuing to expand our leadership position in major regional and local markets."

Mr. Keane also oversees the Turnstone, Details and PolyVision brands for Steelcase Inc. The company's Nurture and coalesse brands, along with the Asia Pacific division, will remain separate.

"Our customers are changing in many different ways, which creates new opportunities for Steelcase. We need a more globally-integrated product portfolio based on common platforms to leverage our investments and insights," said Jim Keane. "We have been very successful in both EMEA and the Americas over the last few years and I am excited about the additional opportunities as we continue to compete in a globally connected world."

About Steelcase Inc.

Steelcase Inc. helps create great experiences -- wherever work happens. Our brands offer a comprehensive portfolio of workplace furnishings, products and services, inspired by nearly 100 years of insight gained serving the world's leading organizations. We are globally accessible through a network of channels, including over 650 dealers. We design for social, economic, and environmental sustainability. Steelcase is a global, publicly traded company leading our industry with fiscal 2010 revenue of approximately $2.3 billion.

The Steelcase Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4484

CONTACT:  Steelcase Inc.
          Laura VanSlyke
          616-262-3091
          lvanslyk@steelcase.com